                             EX-10.17


CONFIDENTIAL TREATMENT REQUESTED BY AMATI COMMUNICATIONS CORPORATION AGREEMENT

THIS AGREEMENT, effective as of the date of the last signature hereto, is entered into by and between MOTOROLA, Inc., a Delaware corporation, having an office at 3501 Ed Bluestein Blvd., Austin, Texas 78721 (hereinafter called "MOTOROLA"), and Amati Communications Corporation, a California corporation, having an office at 1975 El Camino Real West, Mountain View, California 94040 (hereinafter called "AMATI"). MOTOROLA or AMATI may be referred to herein as a Party or the Parties, as the case may require.

WHEREAS AMATI has proprietary technology and design expertise relating to Asymmetric Digital Subscriber Loop (ADSL) using Discrete Multitone (DMT) line code, and is believed to be in rightful possession of certain proprietary rights in such technology;

WHEREAS MOTOROLA desires to obtain licenses and other rights from AMATI with regard to the aforementioned proprietary rights in order to manufacture and sell integrated circuits based thereon; and

WHEREAS AMATI recognizes the particular qualifications of MOTOROLA and desires to assist MOTOROLA in the development of such integrated circuits, and desires that MOTOROLA become a source for such integrated circuits.

NOW, THEREFORE, MOTOROLA and AMATI agree as follows:

Section 1 - Definitions

Terms in this Agreement, other than names of the Parties hereto, which appear in capital letters, shall have the following meanings:

1.1 AMATI PATENTS shall mean all classes or types of patents, utility models, and design patents of all countries of the world, arising out of inventions made by employees of AMATI, the applications for which have a first effective filing date in any country prior to the date of expiration or termination of this Agreement, or which Patents may, prior to or during the term of this Agreement, be acquired by or become under the control of AMATI, or become licensable by AMATI, and under which and to the extent to which and subject to the conditions under which AMATI or any successor may have, as of the effective date of this Agreement, or at the date of acquisition with respect to patents acquired by or after the effective date of this Agreement, the right to grant licenses of the scope granted herein. AMATI PATENTS include, but are not limited to 1) patents listed in Appendix B and 2) patents issuing from patent application based on those listed in

Appendix B.

1.2 DERIVATIVE PRODUCTS shall mean integrated circuits designed by MOTOROLA using TECHNICAL INFORMATION OF AMATI.

1.3 INTERIM CHIP SET shall mean the ADSL chip set designed by AMATI which complies with the specifications in Appendix A, and which is intended to serve as an interim solution to ADSL applications until the LICENSED PRODUCT is introduced by MOTOROLA.

1.4 LICENSED PRODUCTS shall mean ADSL integrated circuits including but not limited to the transceiver chip or chip set designed by MOTOROLA under this Agreement which utilize TECHNICAL INFORMATION OF AMATI, and which integrated circuits are in substantial compliance with the T1/E1.4 standard, or as amended, and are further defined in the specifications in Appendix A, attached hereto and made a part hereof.

1.5 TECHNICAL INFORMATION OF AMATI shall mean circuitry, algorithms, documentation, and other know-how pertaining to the subject of this Agreement, and which is provided to MOTOROLA by AMATI pursuant to this Agreement or pursuant to a previously executed non-disclosure agreement.

1.6 SUBSIDIARY shall mean any Corporation, Company or other entity more than fifty percent (50%) of whose outstanding share of stock entitled to vote for the election of Directors (other than any shares of stock whose voting rights are subject to restriction) are owned or controlled by either Party hereto, directly or indirectly, now or hereafter during the term of this Agreement, but only for so long as such ownership or control exists.

Section 2 - Licenses

2.1 AMATI grants and agrees to grant MOTOROLA and its SUBSIDIARIES a worldwide, nonexclusive, nonassignable, irrevocable (subject to Section 6.5), royalty bearing right and license, without the right to grant sublicenses, under TECHNICAL INFORMATION OF AMATI to design, manufacture, have manufactured, use, lease, sell, or otherwise dispose of LICENSES PRODUCTS and DERIVATIVE PRODUCTS. No patent license is granted or implied by this section 2.1.

2.2 AMATI grants and agrees to grant to MOTOROLA and its SUBSIDIARIES a worldwide, nonexclusive, nonassignable, irrevocable (subject to Section 6.5), royalty bearing right and license, without the right to grant sublicenses, under AMATI PATENTS to design, manufacture, have manufactured, use, lease, sell, or otherwise dispose of LICENSED PRODUCTS.

2.3 AMATI grants to MOTOROLA a worldwide, nonexclusive, nonassignable, irrevocable (subject to Section 6.5), royalty free, right and license, without the right to grant sublicenses, under AMATI's applicable copyrights, to copy, use, sell and distribute to customers or potential customers copies of data sheet documentation transferred hereunder.

2.4 MOTOROLA grants to AMATI a worldwide, nonexclusive, nonassignable, irrevocable(subject to section 6.6), royalty free right and license, without the right to grant sublicenses, under MOTOROLA's Trellis Code patents numbered 4,755,998, 4,713,817, and 4,700,349 to have manufactured, use, lease, sell or otherwise dispose of the INTERIM CHIP SET until twelve (12) months after MOTOROLA's first sale of the LICENSED PRODUCT, or until January 1, 1998 whichever occurs first.


2.5 Except as provided for in this Section 2, no other licenses are granted herein.

Section 3 - Transfer of TECHNICAL INFORMATION OF AMATI and Joint Design
Activity

3.1 MOTOROLA acknowledges that AMATI has transferred certain AMATI TECHNICAL INFORMATION to MOTOROLA under one or more previously executed non-disclosure agreements. Additional AMATI TECHNICAL INFORMATION may be transferred under this Agreement upon request by MOTOROLA as necessary to carry out the design of the LICENSED PRODUCT.

3.2 Upon MOTOROLA's reasonable request, AMATI shall provide assistance to MOTOROLA in the understanding of the TECHNICAL INFORMATION OF AMATI during the design phase of the LICENSED PRODUCT. Such assistance shall include:

3.2.1 Technical review of MOTOROLA specifications for the LICENSED PRODUCT;

3.2.2 Sharing of knowledge about performance and interface requirements of the ADSL/DMT system [***CONFIDENTIAL MATERIAL***]

3.2.3 Details about the DMT algorithms required for ADSL.[***CONFIDENTIAL MATERIAL***]

3.2.4 Access to AMATI engineers on an as-needed basis,[***CONFIDENTIAL MATERIAL***]

3.3 Until [***CONFIDENTIAL MATERIAL***] AMATI shall also provide its services, facilities and equipment for evaluating and characterizing prototypes of the LICENSED PRODUCT. This includes the hardware and software support in testing the LICENSED PRODUCT, and design support for any revisions of such prototypes required after characterization, evaluation, and board level checkout.

3.4 Representatives and personnel of each Party, during the time they are present on the premises of the other Party, shall be subject to all rules and regulations prevailing on such premises. Each Party shall be responsible for the payment of all compensation and expense of its respective representatives and personnel. None of the representatives or personnel of either Party shall be considered, for any reason, to be an employee of the other.

3.5 Each party agrees that if any person connected with it, or assigned by it to work hereunder, or his legal representative, shall present any claim or institute any suit or action against the other Party, or their directors, officers, agents or employees, for any property damage or personal injury,

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including death, connected with, related to, or arising out of the performance of this Agreement, the Party associated with such a person shall defend and indemnify the other Party, and their directors, officers, agents and employees, against any and all such claims, suits or actions.

3.6 Amati has no obligation to provide any software under this agreement.

Section 4 - Compensation

4.1 For the rights granted in Section 2 MOTOROLA agrees to pay AMATI a running royalty on MOTOROLA'S Net Sales of LICENSED PRODUCTS of
(i)[***CONFIDENTIAL MATERIAL***] per cent for [***CONFIDENTIAL MATERIAL***] years after the effective date of the agreement, (ii)
[***CONFIDENTIAL MATERIAL***] per cent for a [***CONFIDENTIAL MATERIAL***] year period beginning on the [***CONFIDENTIAL MATERIAL***] year after the effective date of the Agreement, and (iii) a negotiated royalty rate to be added to the [***CONFIDENTIAL MATERIAL***] per cent
[***CONFIDENTIAL MATERIAL***] per cent in (ii) above for use of the group [] patents for the [***CONFIDENTIAL MATERIAL***] year period beginning on the [***CONFIDENTIAL MATERIAL***] year after the effective date of the Agreement, such negotiated royalty rate not to exceed [***CONFIDENTIAL MATERIAL***] percent. Furthermore, if AMATI should charge any third party only a running royalty and such running royalty is less than that charged to Motorola in this Section 4.1 for a licenses under AMATI PATENTS to make ADSL products, the royalty herein shall be reduced to equal such lower value. Should any other compensation terms under AMATI PATENTS to make ADSL products in the aggregate be more favorable to a third party than to MOTOROLA, then AMATI shall notify MOTOROLA of such terms, and if MOTOROLA desires, then the parties shall negotiate terms comparable to that given to the third party.

4.2 MOTOROLA agrees to pay AMATI an advance against future royalties in the form of [***CONFIDENTIAL MATERIAL***] monthly payments of [***CONFIDENTIAL MATERIAL***] each, beginning within thirty (30) days after the execution of this Agreement; provided that [***CONFIDENTIAL MATERIAL***] of the royalties accrued against the LICENSED PRODUCT shall be credited toward such advance until the [***CONFIDENTIAL MATERIAL***] have been recovered by MOTOROLA.

4.3 For purposes of this Section 4, Net Sales of LICENSED PRODUCTS shall be determined as follows:

4.3.1 With respect to LICENSED PRODUCTS sold in normal arm's length commercial transactions between parties which are not in affiliation, the Net Sales shall be [***CONFIDENTIAL MATERIAL***].

4.3.2 With respect to LICENSED PRODUCTS used, leased or otherwise disposed of, or sold either in sales between parties which are in affiliation or in other than such normal arm's length commercial transactions, by MOTOROLA, the Net Sales shall be [***CONFIDENTIAL MATERIAL***].

4.3.3 In determining Net Sales, MOTOROLA may deduct from the selling price, equivalent thereof, or fair market value, as the case may be, of LICENSED PRODUCTS, the amount of any sales taxes or any tax equivalent thereto, payable by MOTOROLA with respect to any such LICENSED PRODUCT, to the extent that the amount of any such tax is included in the selling price, equivalent thereof or fair market value, as the case may be, of such LICENSED PRODUCT, and if separately determinable from the records and books of account of MOTOROLA.

4.4 LICENSED PRODUCTS shall be considered as used, sold, leased or otherwise disposed of as the case may be, when billed out, delivered, shipped or mailed to a customer, or when used, or set aside (excluding inventory manufactured for sale) for future use by MOTOROLA, whichever shall first occur.

4.5 A royalty payment shall accrue when LICENSED PRODUCT is delivered by MOTOROLA to customers in any form or combination, whether or not payment therefore is actually received by MOTOROLA.

4.6 With respect to the royalty set forth in this Section 4, MOTOROLA shall keep full, clear and accurate records with respect to LICENSED PRODUCT subject to royalty. These records shall be retained for a period of three (3) years from date of payment notwithstanding the expiration or other termination of this Agreement. AMATI shall have the right through a mutually agreed upon independent certified public accountant and at its expense, to examine and audit, not more than once a year, and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to AMATI under this Agreement. Prompt adjustment shall be made to correct for any errors and/or omissions disclosed by such examination or audit. In the event that an audit discloses an error greater than [***CONFIDENTIAL MATERIAL***] of the amount due AMATI, and if such error is in MOTOROLA's favor, then MOTOROLA shall pay the reasonable expenses of such audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary appearing on checks or otherwise, unless such statement appears in a letter, signed by MOTOROLA, and delivered to AMATI, and AMATI then expressly waives such right to examine and audit.

4.7 Within forty five (45) days after the end of each quarterly period ending on March 31, June 30th, September 30th, and December 31st, commencing with the quarterly period ending March 31, 1996, and continuing thereafter until all royalties payable hereunder shall have been reported and paid, MOTOROLA shall furnish to AMATI a statement in suitable form certified by a responsible representative showing all said products subject to royalties which were sold, leased, or put into use during such quarterly, period, and the amount of royalty payable thereon. If no products subject to royalty have been sold, leased, or put into use, that fact shall be shown on such statement. Also, within such forty five (45) days MOTOROLA shall pay to AMATI the royalties payable hereunder for such quarterly period. Such payments shall be in United States Dollars, and any conversion from foreign currency shall be in accordance with standard accounting practices.

Section 5 - Commitments

5.1 MOTOROLA agrees to design, manufacture, and sell the LICENSED PRODUCT on the open market,[***CONFIDENTIAL MATERIAL***]

5.2 MOTOROLA  agrees to sell the LICENSED PRODUCT to AMATI
[***CONFIDENTIAL MATERIAL***]

5.3 AMATI agrees to perform conformance testing of the LICENSED PRODUCT samples provided to AMATI by MOTOROLA under Section 5.1, and assist MOTOROLA in modifying such LICENSED PRODUCT to conform to the ANSI T1E1.4 standard for ADSL in the event of nonconformance.

5.4 MOTOROLA and AMATI both agree to participate in the ANSI T1E1.4 standards activities.

5.5 MOTOROLA and AMATI agree to meet to discuss the possibility of engaging in other mutually beneficial relationships regarding the use of DMT.

Section 6 - Term, Termination and Assignability

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6.1 This Agreement shall become effective as of the last signature date hereto, and shall remain in effect until termination of MOTOROLA's obligation to pay royalties pursuant to Section 4.1 or termination under this Section 6.

6.2 If either Party shall at any time default in rendering any of the statements required hereunder, or in the payment of any monies due hereunder, or in fulfilling any of the other obligations or conditions hereof, and such default shall not be cured within forty five (45) days after written notice from the complaining Party to the defaulting Party specifying the nature of the default, the complaining Party shall have the right to cancel this Agreement by giving written notice of cancellation to the defaulting Party and, upon giving of such notice of cancellation this Agreement shall terminate on the thirtieth (30th) day after such notice is given. The defaulting Party shall have the right to cure any such default up through but not after the day of termination. In the event of a cure of the default, such cure shall be considered as effective retroactively to the date of notice thereof.

6.3 This Agreement is personal to each of the Parties hereto and either Party shall have the right to cancel this Agreement by giving written notice of cancellation to the other Party at any time upon or after: 1) the filing by the other Party of a petition in bankruptcy or insolvency; 2) any adjudication that the other Party is bankrupt or insolvent; 3)) the filing by the other Party under any law relating to bankruptcy or insolvency; 4) the appointment of a receiver for all or substantially all of the property of the other
Party; 5) the making by the other Party of any assignment or attempted assignment of this Agreement for the benefit of creditors; or 6) the institution of any proceedings for the liquidation of winding up of the other Party's business r for the termination of its corporate charter. Upon the giving of such notice of cancellation, this Agreement shall be terminated forthwith.

6.4 This Agreement and any rights or licenses granted herein are personal to each Party and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither Party shall assign any of its rights or privileges hereunder without the prior written consent of the other Party except to a successor in ownership of all the relevant assets of the assigning Party, which successor shall expressly assume in writing the performance of all terms and conditions of this Agreement to be performed by the assigning party. Any attempted assignment in derogation of the foregoing shall be null and void and shall automatically terminate all rights of the assigning Party under this Agreement.

6.5 If this Agreement is canceled by AMATI in accordance with Section 6.2 or 6.3, the license to MOTOROLA of Section 2.1 shall terminate. MOTOROLA shall agree, and hereby does agree to hold all Confidential Information of AMATI (as defined herein) in confidence under the terms and conditions set forth herein in Section 7.

6.6 If this Agreement is canceled by MOTOROLA in accordance with Section
6.2 or 6.3 any MOTOROLA Confidential Information previously transferred to AMATI shall be returned to MOTOROLA forthwith, all licenses granted to AMATI shall cease, and all licenses of Section 2 granted to MOTOROLA shall continue and any continuing compensation for the licenses of Section 2 shall be reduced from those described in Section 4 commensurate with the damages to Motorola. Any such reduction does not preclude Motorola from pursuing any other remedies or compensation for damages which may have occurred as a result of a breach of the agreement by AMATI. AMATI shall agree, and hereby does agree to hold all Confidential Information of MOTOROLA in confidence under the terms and conditions set forth herein in Section 7.

6.7 No termination of this Agreement shall release either Party from any of its obligations of Sections 7 and 8, nor its obligations to furnish statements, to pay compensation, and to permit the inspections of records, files and books of account.

6.8 No failure or delay on the part of either Party in exercising its right of termination hereunder for any one or more causes shall be construed to prejudice its right of termination for such or for any other or subsequent cause.

6.9 The rights and obligations of Sections 2, 4 and 7 shall survive expiration of this Agreement.

6.10 MOTOROLA may terminate this Agreement, which terminates all licenses under Section 2 and obligations to make payments to AMATI under Section 4 as of the effective date of the termination, at any time with 60 days notice prior to the effective date of the termination except that termination shall not be effective prior to December 31, 1995.

Section 7 - Confidentiality

7.1 It is the intention of AMATI and MOTOROLA to transfer and/or exchange information as may be essential for the accomplishment of the intended purpose of this Agreement. Such information may be disclosed in oral, written, or graphic form, or in the form of a computer program or database in machine-readable form, and will include MOTOROLA Confidential Information and TECHNICAL INFORMATION OF AMATI.

7.2 Each Party shall designate of or more Documentation Managers. The responsibility of the Documentation Managers for each Party will be to control the exchange of information between the Parties, and to monitor within their company the distribution of information received from the other Party to those who have a need to know. The Documentation Managers for each Party shall also arrange conferences and visitations between personnel of the respective Parties, maintain pertinent records and the like, and acknowledge the receipt from the other Party of all information.

7.3 With respect to information which is confidential to a Party hereto, when such is disclosed in writing and accepted, such writing will state the date of disclosure, that the information contained therein is confidential, that it is being disclosed pursuant to this Agreement, and will contain an appropriate legend, such as "Motorola Confidential Proprietary" or "AMATI Confidential Proprietary". If such disclosure is orally and/or visually made, it shall be identified at the time of disclosure as being confidential and shall be confirmed in a written resume within twenty (20) days following such disclosure. The resume will specifically point out that which is confidential in sufficient detail to allow the receiving Party to identify that information deemed to be confidential. Such resume will also contain an appropriate legend as set forth above. When such disclosure is in graphic form or in the form of a computer program or database, it shall be identified as confidential by a label with an appropriate legend or by notice of the confidential nature of the information appearing in machine-readable form in the program or database.

7.4 Except as provided hereinafter, for a period of five (5) years from the date of receipt of the Confidential Information of the disclosing Party, as measured from the date of first receipt under this Agreement, the receiving Party agrees to use the same care and discretion, but at least reasonable care and discretion, to avoid disclosure, publication, or dissemination of received "Motorola Confidential Proprietary" or "AMATI Confidential information", as the case may be, outside the receiving Party as the receiving Party employs with similar information of its own which it does not desire to publish, disclose, or disseminate. If the Confidential Information of the disclosing Party was first received under any other agreement previously entered into by the Parties relating to the subject matter of this Agreement, the period of confidentiality shall be as specified in that previous agreement and shall be measured from the date of first receipt under that previous agreement.

7.5 Disclosure of any information which is confidential to a Party hereto shall not be precluded if such disclosure is:

7.5.1 in response to a valid order of a court or other governmental body of the United or any political subdivision thereof; provided, however, that disclosing Party shall first have made a good faith effort to obtain a protective order requiring that the information and/or documents so disclosed be used only for the purpose for which the order was issued; or

7.5.2 otherwise required by any law, provided that the disclosure is limited to the extent required to comply with such law.

7.6The obligations specified above in Section 7.4 will not apply to any information which is confidential to a Party hereto, that:

7.6.1 is already in possession of the receiving Party without obligation of confidence;

7.6.2 is independently developed by the receiving Party;

7.6.3 is or becomes publicly available without breach of this Agreement;

7.6.4 is rightfully received by the receiving Party from a third party;

7.6.5 is released for disclosure by the disclosing Party with its written consent; or,

7.6.6 is inherently disclosed in the use, lease, sale or other distribution of any product or service licensed hereunder, or documentation therefor, by or for the receiving Party such product not having been designed for the purpose of such disclosure.

7.7 It is expressly understood that any drawings, blueprints, descriptions, or other papers, resumes, documents, tapes, or any other media and all copies and derivatives thereof shall remain the property of the disclosing Party, and the receiving Party is authorized to use those materials only within the scope of this Agreement.

Section 8 - Inventions

Ownership of any new inventions conceived or first reduced to practice in developing the LICENSED PRODUCT hereunder shall be the property of the Party employing the inventor thereof. In the event any invention is conceived jointly by at least one employee of each of the Parties hereto, such invention shall be jointly owned, and may be made, licensed, used and sold by and for either Party without the consent of and without accounting to the other Party. In the event of joint authorship of software, such software shall be jointly owned, and may be made, licensed, and used by and for either Party without the consent of and without accounting to the other Party.

Section 9 - Publication

All notices to third parties and all other publicity concerning the terms and conditions of this Agreement shall be jointly planned and coordinated by the Parties. Neither of the Parties shall act unilaterally in this regard without the prior written approval of the other Party, which approval, however, shall not unreasonably be withheld.

Section 10 - Warranties and Indemnities

10.1 AMATI and MOTOROLA represent that the terms and conditions of this Agreement do not violate their respective Articles of Incorporation or By-Laws and do not conflict with any other agreements to which they are a party or by which they are bound, and AMATI represents that it has ownership the the TECHNICAL INFORMATION OF AMATI or the right to transfer such TECHNICAL INFORMATION OF AMATI to MOTOROLA, and has the right to grant the licenses of
Section 2 hereof.

10.2 In the event of a suit against AMATI based upon a claim that any portion of the LICENSED PRODUCT contributed by MOTOROLA directly infringes a U.S. patent, a copyright, a registered mask work, or a trade secret MOTOROLA agrees to defend AMATI at MOTOROLA's expense, and to pay costs and damages finally awarded in any such suit, provided that MOTOROLA is notified promptly in writing of the suit and at MOTOROLA's request and at its expense is given control of the suit and all requested reasonable assistance for defense of same. If the use or sale of any portion of the LICENSED PRODUCT contributed by MOTOROLA hereunder is enjoined as a result of such suit, MOTOROLA, at its sole option and at no expense at AMATI, shall obtain for AMATI the right to use and sell the LICENSED PRODUCT, or shall make a modification of the

LICENSED PRODUCT so that the LICENSED PRODUCT is no longer subject to enjoinment, or shall terminate this AGREEMENT with five (5) days written notice with all licenses contained in the AGREEMENT terminating. This section 10 describes MOTOROLA's sole obligations for claims of infringement of the LICENSED PRODUCT.

10.3 In the event of a suit against MOTOROLA based upon a claim that any portion of the LICENSED PRODUCT contributed by AMATI directly infringes a U.S. patent, a copyright, a registered mask work, or a trade secret AMATI agrees to defend MOTOROLA at AMATI's expense, and to pay costs and damages finally awarded in any such suit, provided that AMATI is notified promptly in writing of the suit and at AMATI's request and at its expense is given control of the suit and all requested reasonable assistance for defense of same. If the use or sale of any portion of the LICENSED PRODUCT contributed by AMATI hereunder is enjoined as a result of such suit, AMATI, at its sole option and at no expense to MOTOROLA, shall obtain for MOTOROLA the right to manufacture, use, and sell the LICENSED PRODUCT, or shall make a modification of the LICENSED PRODUCT so that the LICENSED PRODUCT is no longer subject to enjoinment, or shall terminate this AGREEMENT with five (5) days written notice with all licenses contained in the AGREEMENT terminating. In the event that AMATI chooses to modify the LICENSED PRODUCT pursuant to this section 9.4, and such modifications are not acceptable to MOTOROLA, MOTOROLA at its sole option may terminate this AGREEMENT with five (5) days written notice with all licenses contained in the AGREEMENT terminating. This section 10 describes AMATI's sole obligations for claims of infringement of the LICENSED PRODUCT.

10.4 NEITHER PARTY MAKES ANY WARRANTY AS TO THE ACCURACY (EXCEPT AS STATED IN SECTION 10.1), SUFFICIENCY, OR SUITABILITY FOR THE OTHER'S USE OF ANY TECHNICAL INFORMATION OR ASSISTANCE PROVIDED HEREUNDER FOR THE MANUFACTURE, OR THE YIELD FROM THE MANUFACTURE

THEREOF, OR FOR THE QUALITY OF SUCH PRODUCT MADE THEREBY, AND ASSUMES NO RESPONSIBILITY OR LIABILITY FOR LOSS OR DAMAGES, WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL, WHICH MIGHT ARISE OUT OF THE OTHER'S USE THEREOF, WHICH SHALL BE ENTIRELY AT THE USER'S RISK AND PERIL.

10.5 AMATI represents that, as of the effective date of this Agreement, it knows of no TECHNICAL INFORMATION OF AMATI embodied in the LICENSED PRODUCT which infringes any intellectual property of any other party, and that to the best of its knowledge, such TECHNICAL INFORMATION OF AMATI does not infringe any intellectual property.

Section 11 - General Provisions

11.1 This Agreement, and the Appendices attached hereto and made a part hereof, embody the entire understanding of the Parties with respect to the subject matter contained herein and shall supersede all previous

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communications, representations of understandings, either oral or written, between the Parties relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless signed by their respective, duly authorized officers.

11.2 Nothing contained in this Agreement shall be construed as:

11.2.1 conferring any rights to use in advertising, publicity, or other marketing activities any name, trademark, or other designation of either
Party hereto, including any    contraction, abbreviation, or simulation  of
any of the foregoing, provided such restriction shall not apply to device identification numbers and descriptions; or

11.2.2conferring by implication, estoppel, or otherwise upon either Party hereunder any license or other right except the licenses and rights expressly granted hereunder to a Party hereto; or

11.2.3 a warranty or representation that the manufacture, sale, lease, use, or other disposition of systems, processes, circuits, devices, software, and products hereunder will be free from infringement of intellectual property rights of third parties, including patents, utility models, design patents, copyrights, and rights in mask works; or

11.2.4 limiting the rights which a Party has outside the scope of this Agreement.

11.3 All notices required or permitted to be given hereunder (except for notices to be addressed to the Documentation Managers) shall be in writing and shall be valid and sufficient if dispatched by certified mail, return receipt requested, postage prepaid, in any post office in the

United States, or in the case of international delivery, dispatched by a delivery service providing a receipt of delivery, addressed as follows:

If to MOTOROLA:                                      If to AMATI:

Motorola, Inc                                    Amati Communications Corp.
3501 Ed Bluestein Blvd.                          1975 El Camino Real West
Austin, TX  78721                                Suite 303
                                                 Mountain View, CA  94040
Attn:  Intellectual Property Department          Attn:  President

Either Party may change its address by a notice given to the other Party in the manner set forth above. Notices given as herein provided shall be considered to have been given seven (7) days after the mailing thereof.

11.4 Anything contained in this Agreement to the contrary notwithstanding, the performance of the obligations of the Parties hereto shall be subject to all laws, both present and future, of any government having jurisdiction over the Parties hereto, and to orders, regulations, directions, or requests of any such government, or any department, agency, or corporation thereof, and to any contingencies resulting from war, acts of public enemies, strikes, or other labor disturbances, fires, floods, acts of God, or any causes of like or different kind beyond the control of the Parties, and the Parties hereto shall be excused from any failure to perform or any delay in the performance of any obligation hereunder to the extent such failure or delay is caused by any such law, order, regulation, direction, request, or contingency.

11.5 Any failure or delay on the part of either Party in the exercise of any right or privilege hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or privilege preclude other or further exercise thereof or of any other right or privilege.

11.6 If any provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, this Agreement shall remain in effect excluding such invalid, illegal, or unenforceable provisions.

11.7 MOTOROLA and AMATI, both agree not to export or reexport, or cause to be exported or reexported, any technical data (including any TECHNICAL INFORMATION) received hereunder, or the direct product of such technical data, to any country to which, under the laws of the United States, both Parties are or may be prohibited from exporting its technology or the direct product thereof.

11.8 The captions used in this Agreement are for convenience only and are not to be used in interpreting the obligations of the Parties under this Agreement.

11.9 The applicable law governing any cause of action arising out of this Agreement, or the performance by either Party hereto, shall be governed by the laws of the State of New York, U.S.A.

11.10 Nothing contained herein, or done in pursuance of this Agreement, shall constitute the Parties as entering upon a joint venture or shall constitute either Party hereto the agent for the Other Party for any purpose or in any sense whatsoever.

11.11 The Parties agree that any disputes which arise out of or are based upon this Agreement shall be subject to mediation before any legal or administrative process may be initiated by either Party, except disputes relating to intellectual property which by their nature require immediate or extraordinary relief. The Parties agree to cooperate in good faith in the selection of a mediator, and to share equally any costs incurred in the mediation process.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the last date written below.

MOTOROLA, INC.                           AMATI

By:                                      By:
Signature                                Signature
Name:  Pete Bingham                      Name:  James F. Ottinger

Title: Corporate Vice President and      Title: President and CEO
        General Manager
        MOS Digital-Analog IC Division

Date:                                    Date



By:
(Signature)
James W. Gillman
Senior Vice President and Director,
Patents, Trademarks and Licensing

Date:



APPENDIX A
LICENSED PRODUCT SPECIFICATIONS

(See attached document)

                [* * * CONFIDENTIAL MATERIAL * * *]


APPENDIX B
AMATI PATENTS AND PATENT APPLICATIONS

                                  APPENDIX B

1. GROUP I PATENTS AND PATENT APPLICATIONS (JOINTLY FILED BY AMATI AND NORTHERN TELECOM)

1.1  Bit Swap Protocol

     Title: "Updating of Bit Allocations in a Multicarrier Modulation Transmission System."

     Inventors:         Ronald R. Hunt and Peter S. Chow

     File Date:         August 9, 1993

     US serial no:      08/109,489          Amati Docket No.: 93-1

1.2  Fast/Slow Concept

     Title:             "Multicarrier Modulation Transmission System with
                        Variable Delay."

     Inventors:         John M. Cioffi, Po Tong, James T. Aslanis, and
                        Antoinette H. Gooch

     File Date:         August 1993

     US serial no:      08/107,200           Amati Docket No.: 93-2

1.3  Clip Mitigation

     Title: "Mitigation Clipping and Quantization Effects in Digital Transmission System."

     Inventors:         Jacky S. Chow, John A.C. Bingham, Mark B. Flowers,
                        and John M. Cioffi

     File Date:         December 1993

     US serial no:      08/165,509           Amati Docket No.: 93-3

1.4  Recovery from Microinterruptions

     Title:             "Frame Synchronization in Multicarrier Transmission
                        Systems."

     Inventors:         James T. Aslanis & Jacky S. Chow

     File Date:         December 1993

     US serial no:      08/275,409            Amati Docket No.: 93-4

2. GROUP II PATENTS AND PATENT APPLICATIONS

2.1  Time-domain Equalizer (TEQ) - Stanford Patent

     Title: "Method for Equalizing a Multicarrier Signal in a Multicarrier Communication System."

     Inventors:         Jacky S. Chow and John M. Cioffi

     File Date:         June 16, 1992          Issued:  February 8, 1994

     US Patent #:       5,285,474              Stanford Docket No.: S92-019

2.2  DMT Echo Canceller - Stanford Patent

     Title: "Method and Apparatus for Echo Cancellation with Discrete Multitone Modulation."

     Inventors:         Minnie Ho and John M. Cioffi

     File Date:         December 1, 1992       Issued: May 31, 1994

     US pat. no:        5,317,596              Stanford Docket No.: S91-040

2.3  Continuous Bandwidth Optimization - Stanford Patent

     Title: "Method and Apparatus for Adaptive Variable Bandwidth Optimization in High-Speed Data
                        Transmission of a Multicarrier Signal over Digital Subscriber Lines."

     Inventors:         Peter S. Chow and John M. Cioffi

     File Date:         May 3, 1993

     US serial no:      08/057,301              Stanford Docket No.: S92-018

2.3(a) Continuous Bandwidth Optimization - Stanford Patent Continuation

     Title: "Method and Apparatus for Adaptive Variable Bandwidth Optimization in High-Speed Data

                        Transmission of a Multicarrier Signal over Digital Subscriber Lines - MSE Estimation."

     Inventors:         Peter S. Chow and John M. Cioffi

     File Date:         1995

     US serial no:      ??                      Stanford Docket No.: S92-018

2.4  DMT Training

     Title: "Method and Apparatus for Training the Receivers of a Discrete Multitone Modulation System."

     Inventors:         J. Aslanis, J.S. Chow, P.S. Chow, J. Cioffi, E. Gaut,
                        T. Zogakis

     File Date:         To be filed in 1995

     US serial no:      ??                      Amati Docket No.: ??

2.5  Front-end Circuitry

     Title:             "The line driver circuits for both ATU-R and ATU-C."

     Inventors:         M. Agah, J. Bingham, and M. Flowers

     File Date:         To be filed in 1995

     US serial no:      ??                      Amati Docket No.: ??

2.6  A Combined Oversampled/Filtered DAC

     Title: "An apparatus for effectively increasing the number of bits resolution in a DAC converter with minimal complexity."

     Inventors:         M. Flowers

     File Date:         1995

     US serial no:      ??                      Amati Docket No.: ??

2.7  Tong's Interleaver

     Title: "An Interleaving/Deinterleaving Apparatus for Reduced-Memory Convolutional Interleaving of data streams."

     Inventors:         Po Tong and Jim Aslanis

     File Date:         January 1995

     US serial no:      ??                      Amati Docket No.: ??